EXHIBIT 10.4

EXHIBIT 3

VIP ASSETS

1.

VIPSolutionsPR.com Website and Domain Name – This asset is a website dedicated to selling pre-built credit repair business websites for $379.00 to Credit Repair organizations. In total, VIPSolutions has six (6) different website templates that are sold.

2.

IdentityIQ Partner Agreement – This is a referral partner agreement between VIPSolutions LLC and IdentifyIQ to refer clients to their credit monitoring service. VIPSolutions LLC has affiliates that refer customers to IdentityIQ and VIPSolutions shares the revenue from IdentityIQ with the affiliate. The commission paid out by IdentityIQ is 22.5% of sales to VIPSolutions LLC which keeps 5.5% and pays 17% to the affiliate that referred / closed customer.